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                                                                   Exhibit 10.31

             DESCRIPTION OF PERFORMANCE GOALS FOR CASH BONUS AWARDS
                      UNDER THE WESTERN DIGITAL CORPORATION
                           INCENTIVE COMPENSATION PLAN

Under the Western Digital Corporation Incentive Compensation Plan (the "Plan") the Company may grant cash bonus awards to the Company's executive officers based on Company's achievement of predetermined performance goals. For executive officers, a target bonus amount has been established as a percentage of base salary ranging from 45% to 100% of base salary. If the predetermined performance goals are met, then the Plan may fund based on target amounts and may vary from 0% to 200% of target. However, individual participation in the Plan is based on individual performance, and actual awards may vary upward or downward.

At a meeting on November 17, 2004 the Compensation Committee of the Board of Directors of the Company established the performance goals for the cash bonus awards under the Plan for the second half of fiscal year 2005. The Committee determined that funding of the Plan would be based upon accomplishment of specific EPS and cash flow targets, in various combinations. These goals were recommended to, and approved by, the non-management members of the Board of Directors on November 18, 2004.